UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

VERISIGN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

21355 Ridgetop Circle, Dulles, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

(703) 948-3200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 10, 2010, VeriSign, Inc. (the “Company”) announced that on December 9, 2010, its Board of Directors declared a special cash dividend (the “Dividend”) of $3.00 per share of its common stock, par value $0.001 per share (the “Common Stock”). The Dividend will be paid on December 28, 2010 (the “Payment Date”) to shareholders of record at the close of business on December 20, 2010 (the “Record Date”). The Common Stock will start trading on an ex-dividend basis beginning December 16, 2010, in accordance with NASDAQ rules.

On December 10, 2010, the Company also announced that its Board of Directors has elected to designate the Dividend as an Extraordinary Dividend pursuant to the Section 4.02(a)(ii) of the Indenture between the Company and U.S. Bank National Association, dated as of August 20, 2007. As a result, contingent interest (“Contingent Interest”) will be paid on the Payment Date to holders as of the Record Date of the Company’s 3.25% Junior Subordinated Convertible Debentures due 2037. The Contingent Interest will be calculated based on a dividend of $3.00 per share of the Common Stock.

The aggregate amount of payments to be made in connection with the Dividend and the Contingent Interest will be approximately $625 million.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Text of press release of VeriSign, Inc. issued on December 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: December 10, 2010	By:	/S/ RICHARD H. GOSHORN
Richard H. Goshorn
Senior Vice President, General Counsel and Secretary

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